[LOGO]                                             2150 Scotia One
    BROCKER                                          10060 Jasper Avenue
Technology Group                               Edmonton, Alberta T5J 3R8, Canada


                                     DRAFT

                Brocker Announces Shareholder Approval of Share
                                 Consolidation

Edmonton, AB - April 12, 2001. Brocker Technology Group Ltd. (Nasdaq: BTGL, TSE:
BKI) announced today that at the Company's Special Shareholder Meeting held yesterday (Wednesday April 11th), shareholders approved the proposed one-for-four share consolidation (reverse split).

The purpose of a share consolidation is to ensure that Brocker complies with the continued listing requirements of the Nasdaq National Board -- in particular, the requirement to maintain a minimum bid price of US$1.00. After the consolidation, Brocker will have approximately 4.8 million common shares issued and outstanding.

The share consolidation required approval of Brocker's shareholders by way of a special resolution (two-thirds majority), and is also subject to approval from Nasdaq and the Toronto Stock Exchange. The consolidation is expected to be completed by the end of April, 2001

About Brocker Technology Group

Brocker Technology Group is a communications company focused on improving information flows by delivering innovation and market leadership in telecommunication services, e-commerce strategies and information management technologies. Brocker subsidiary, Datec also provides a broad range of IT and communications solutions to companies across the South Pacific.

                                      Ends

For more information on Brocker Technology Group, please visit the website, www.brockergroup.com or contact:

--------------------------------------------------------------------------------
          Nigel Murphy                           Robert Rowell

Communications                          Investor Relations
Tel: +64 9 374 2040                     Telephone: 1-800-299-7823
e-mail: nmurphy@brockergroup.com        e-mail: rrowell@brockergroup.com
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"SAFE HARBOR"  STATEMENT UNDER THE PRIVATE  SECURITIES  LITIGATION REFORM ACT OF
1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.